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                                                                    Exhibit 21.1

List of Subsidiaries of Medallion Financial Corp.



Name                                              Jurisdiction of Incorporation or Formation
----                                              ------------------------------------------
Medallion Funding Corp.                           New York
Medallion Taxi Media, Inc.                        New York
Medallion Taxi Media, Inc.                        Delaware
Business Lenders LLC                              Delaware
Medallion Capital, Inc.                           Delaware
Medallion Business Credit LLC                     Delaware
Freshstart Venture Capital Corp.                  Delaware
Medallion Funding Chicago Corp.                   Delaware